Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”), made as of April 25, 2008 (the “Commencement Date”), is entered into by Akesis Pharmaceuticals, Inc., with an address at 888 Prospect Street, Suite 320, La Jolla, CA 92037 (the “Company”), and Carl P. LeBel, PhD, with an address at 888 Prospect Street, Suite 320, La Jolla, CA 92037 (the “Consultant”).

Whereas, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.

Now, Therefore, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified in Exhibit A (collectively, the “Services”)

2. Non-Compete. During the Consulting Period (as defined below), the Consultant shall not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and shall not assist any other person or organization that competes, or intends to compete with the Company.

3. Term. This Agreement shall commence on the Commencement Date and shall continue for a period of 90 days following the Commencement Date (the “Consulting Period”) unless earlier terminated in accordance with the provisions of Section 5.

4. Compensation.

4.1. Consulting Fees. The Company shall pay to the Consultant a fee of US $250 per hour spent performing the Services. The Consultant shall submit to the Company a monthly invoice, in a form that details hours worked and work completed during the previous month for such consulting fees incurred in the previous period. The Company shall pay to the Consultant amounts shown on each such invoice within 30 days after receipt thereof.

4.2. Reimbursement of Expenses. The Company shall reimburse the Consultant for travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services. The Consultant shall invoice the Company for travel time related to Company specific work at a multiple of 50% of the consulting rate specified in Section 4.1. All other expenditures shall be the sole responsibility of the Consultant. The Consultant shall submit to the Company with each invoice an itemized statement, in a form satisfactory to the Company, of such expenses incurred in the previous period. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

5. Termination. This Agreement may be terminated by either the Company or the Consultant at any time prior to the end of the Consulting Period by giving five (5) days written notice of termination. Such notice may be given at any time for any reason, with or without cause. The Company will pay Consultant for all Services performed by Consultant through the date of termination.

6. Non-Solicitation. During the Consulting Period and for a period of one (1) year thereafter, the Consultant will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

7. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

8. Independent Parties. It is the express intention of the parties to this Agreement that the Consultant is an independent contractor, and is classified by the Company as such for all employee benefit purposes, and is not an employee, agent, joint venture, or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and the Consultant. Both parties understand and agree that the Consultant may perform services for others during the term of this Agreement. Consultant shall have no authority to assume, create, or enlarge any obligation or commitment on behalf of the Company without the prior written consent of the Company.

9. Ownership. All work products developed by the Consultant shall be deemed “work made for hire”, and Consultant shall have no proprietary interest or claim in or to any work product developed by the Consultant pursuant to this Agreement. Consultant hereby assigns and agrees to assign to the Company, its successors, assignees, or nominees, Consultant’s right, title and interest, if any, in any patents, trade secrets, trademarks, copyrights, or other proprietary information embodied in or relating to Consultant’s work product under this Agreement. At the Company’s request, the Consultant shall execute the Company’s standard form of Confidential Information and Invention Assignment Agreement in order to give effect to the provisions of this Section 9.

10. Proprietary Information. Consultant understands that the Company possesses Proprietary Information (as defined below) which is important to its business and that this Agreement creates a relationship of confidence and trust between Consultant and the Company with regard to Proprietary Information. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or is developed, created or discovered by Consultant while performing Services, or which became or will become known by, or was or is conveyed to the Company which has commercial value in the Company’s business. Proprietary Information includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object code, algorithms, processes, data, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, customers, customer lists and other information concerning the Company’s actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of Company employees, or information which is received in confidence by or for the Company from any other person. At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing the Services under this Agreement.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12. Entire Agreement. This Agreement constitutes this entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without reference to its conflicts of laws principles.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

16. Miscellaneous.

16.1. No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3. Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Akesis Pharmaceuticals, Inc.

/s/ Jay Lichter, Ph.D.
Jay Lichter, Ph.D.
President and Chief Executive Officer

Consultant

/s/ Carl P. LeBel
Carl P. LeBel

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

•	Provide program management support and product development expertise for the Company’s diabetes candidate currently at the clinical stage

•	Provide tactical direction and guidance to the Company’s staff on the current Phase 2 clinical trial